Exhibit (l)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption "Independent Registered Public Accounting Firm" in the Prospectus and Statement of Additional Information, dated April 14, 2023, with respect to the financial statements of Lincoln Life Variable Annuity Account N, and dated May 30, 2023, with respect to the consolidated financial statements and financial statement schedules of Lincoln National Life Insurance Company, which are incorporated by reference in this Post-Effective Amendment No. 89 to the Registration Statement (Form N-4, File No. 333-40937) of Lincoln Life Variable Annuity Account N (the “Registration Statement”).

We also consent to the use of our reports (1) dated March 7, 2023, (except for the effect of the restatement  disclosed in Note 1, as to which the date is March 30, 2023, and except for the effect of the adoption of ASU No. 2018-12 disclosed in Note 3, as to which the date is May 23, 2023) with respect to the consolidated financial statements and financial statement schedules of Lincoln National Life Insurance Company included in its Current Report on Form 8-K dated May 23, 2023 and (2) dated April 12, 2023, with respect to the financial statements of each of the subaccounts within Lincoln Life Variable Annuity Account N, for the year ended December 31, 2022, incorporated by reference in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
July 26, 2023